Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Critical Metals Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.001 per share	(1)	Other	18,147,386	$11.73	$212,868,837.78	0.0001381	$29,397.19

Total Offering Amounts:						$212,868,837.78		29,397.19
Total Fee Offsets:								0.00
Net Fee Due:								$29,397.19

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Ordinary Shares that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Ordinary Shares on The Nasdaq Stock Market LLC on October 29, 2025.

The Registrant does not have any fee offsets to claim.